020.USA.Cisco Systems, Inc. 2730 Gateway Oaks Drive, Ste. 100 Sacramento CA 95833 United States http://www.cisco.com

Letter of Transfer
International Transfer – Managed Move

August 18, 2015

Dear Chris:

I am pleased to confirm to you in writing our offer for the position of EVP.940.WORLDWIDE SALES.EXECUTIVE, at Job Grade 940, reporting to Charles Robbins. Your base salary will be USD 670,000.00. This letter is intended to provide the details of your transfer under Cisco’s Managed Move International Transfer Policy to 020.USA.Cisco Systems, Inc. in San Jose, California, United States and pertains only to the remuneration, services and changes that will occur as a result of your transfer. Your actual start, on or about October 5, 2015 is conditional upon the issuance and maintenance of a valid residency, work and/or any other permits necessary to legally reside and work in United States.

Please be aware that upon commencement of your transfer to the United States you will be expected to complete a U.S. government form (I-9) that requires evidence of your U.S. work authorization.  You would typically present your foreign passport and your I-94 details which will be generated when you enter the US.  For more information on the I-9 process, please contact the I-9 team at ________________.

Compensation and Benefits
Effective with your transfer date, you will receive the salary, applicable bonuses, equity compensation, and benefits that are offered in the new location to which you are transferring. Salary actions, including timing and amounts of increases, will be consistent with the salary program in effect in the new location.

You will be eligible for the local health and welfare plan coverage in the country to which you are transferring to. Please be aware that there may be an enrolment process related to the local benefits plan. Your coverage under your current plan will cease with the effective date of your transfer. Additionally you will be eligible for other benefit plans like retirement plans, life insurance, business travel accident insurance, and disability as applicable in the country to which you are transferring. Working hours, vacation, public holidays, and sick leave will follow policies in effect for the new location.

You will no longer participate in your current location benefit plans.

Transfer Remuneration and Transition Support
You will receive the following allowances and services to assist with your transition:

Chris Dedicoat
New Location: San Jose, California, United States
Summary of International Transfer – Managed Move Remuneration & Services

Transfer Remuneration or Service	Amount (in new currency)	Frequency and Type of Delivery
Transfer Related Remuneration & Services
Cross Cultural Training	Based on adherence to policy	Direct billed to Company
Current Location Vehicle Subsidy	One-time lump sum allowance of up to equivalent of USD 10,000.00 Actual amount will be determined at time of payment based on the applicable exchange rate	Via reimbursement on relocation expense report (documentation required)
House Hunting Trip	Round trip covered for employee, spouse/partner, and eligible dependents for up to 5 days at the new location.	If tied to business trip – reimbursed through global expense report; if not tied to business trip reimbursed via relocation expense report.
.Destination Services: Home finding and Settling In Assistance	Based on adherence to policy	Direct billed to Company
Shipment of Household Goods: Air and Sea shipment plus 90 days Storage In Transit	Based on adherence to policy	Direct billed to Company
Travel Expenses – one way economy class	Based upon receipt(s)and adherence to policy	Arrangements made through ART Group (flights direct billed to Company); expenses (lodging, meals and rental car) via reimbursement on relocation expense report (documentation required)
Temporary Living at Current & New Locations - up to 4 months	Based upon receipt(s)and adherence to policy	Via reimbursement on relocation expense report (documentation required)
Miscellaneous Relocation Allowance Subject to taxes withheld from employee	One-time payment equivalent to USD 7,500.00 paid via new location payroll from which taxes will be withheld	Via new location payroll – paid at transfer effective date

Transfer Remuneration or Service	Amount (in new currency)	Frequency and Type of Delivery
Employment and Tax
Medical Exam	Based on adherence to policy	Via Cisco iExpense (documentation required)
Visa and Immigration	Based on adherence to policy	Direct billed to Company
Tax Orientation and Tax Return Services	Based on adherence to policy	Direct billed to Company Services are for year of relocation only (see additional information below)

The relocation elements of the compensation package are contingent upon your execution of the attached Relocation Agreement and compliance with the terms of that Agreement. No substitutions or cash outs for any of the provided relocation components are permitted.

Other Transfer Terms and Conditions

Code of Business Conduct
In order to commence your transfer, you must have executed the most recent Code of Business Conduct.

Taxes, Tax Orientation and Tax Return Services
Taxes
Effective with your transfer date, you will be responsible for all national and local income taxes as well as social taxes in San Jose, California, United States.

Failure to comply may create issues with visa renewals, incur tax penalties which will be your responsibility and even in severe cases, involve penal punishment.

The Tax Gross-up Policy may be applied when the transfer related remuneration and services you receive under the International Transfer – Managed Move policy requires the company to provide the remuneration or services as a guaranteed net payment after taxes are deducted. Tax Gross-up is however limited to income and social taxes, and to a limited extent, the exit taxes in effect in certain countries. Please review the Tax policy for further details.

Tax Orientation
Cisco has retained an international tax firm, Ernst & Young, to assist you with the understanding of your taxes, both in the current location (departure country) and new location (destination country).  Please contact Ernst & Young’s Tax Department at _____________ to arrange a tax orientation meeting.

You are required to meet with the tax vendor consultants both at current and new locations prior to beginning your transfer. These meetings are critically important to ensure tax and legal compliance are met and any risk for the Company due to your transfer is effectively managed. To that end, your transfer related remuneration will not commence until the tax orientation meeting in the current location is conducted. If you engage Ernst & Young for personal financial planning and other tax services, the fees associated with those services shall be borne by you personally.

Tax Return Services
In addition to the tax orientation, if approved, Cisco has retained Ernst & Young, to assist you with the preparation and filing of your taxes, both in the current location (departure country) and new location (destination country). The years of coverage are determined by the policy. Please contact Ernst & Young’s Tax Department at ____________ to arrange tax preparation services.

This letter, together with its attachments, states our entire understanding of your transfer remuneration and services. However, this letter does not modify, amend or supersede written Cisco agreements and policies that are consistent with enforceable provisions of this letter such as Cisco's "Proprietary Information and Invention Agreement" and Cisco's Arbitration Agreement. In addition, this letter, its attachments and their contents do not modify or supersede any local laws which may prohibit the application of other policies deemed corporate policies of Cisco Systems, Inc. such as the International Transfer Managed Move policy or the Tax Policy. You should not sign this letter unless you understand it. You should also be aware that some listed provisions may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company. In the event this should happen, notification will be provided. If questions should arise concerning any provision listed or any subsequent revisions to policies applicable to employees on international transfer, you are urged to consult with your Cisco's Relocation Services Provider, or your Cisco Relocation Advisor, Sara Modena.

Please acknowledge receipt of this letter and agreement with its terms by signing this letter and returning a scanned copy to the person listed below.

Sincerely yours,

/s/ Charles Robbins	9/25/15
Signature	Date
Charles Robbins
Hiring Manager

ACKNOWLEDGE AND CONCUR:	/s/ Chris Dedicoat		09/25/15
	Chris Dedicoat	ID Number	Date

This signature denotes that you have read and understood the International Transfer – Managed Move Policy and the Letter of Transfer.
Send a scanned copy to:

August 18, 2015

Relocation Payback Agreement

I understand and agree that Cisco Systems, Inc. (“Cisco”) may, in its sole discretion, require that I provide acceptable documentation of some or all of my relocation expenses before reimbursing me for those expenses.

I further understand and agree that Cisco's obligation to make any relocation payment(s) is contingent upon my continued employment with the Company.  If I voluntarily terminate my employment within the first 24 months of my relocation, I agree to pay back all relocation payments advanced to me or on my behalf by Cisco in a prorated monthly amount.

In the event of involuntary termination without cause or for cause arising from a restructuring, no reimbursement is required.  However, in the event that my employment is involuntarily terminated during the 24 months of employment in the host location for good cause arising from anything other than a restructuring or early retirement plans, I agree to repay Cisco for the relocation costs Cisco advanced to me or on my behalf in accordance with the formula set forth above for voluntary terminations.  A termination for “Good Cause” will mean a termination for any of the following reasons:  (i) your continued material failure to perform your duties to Cisco (other than due to your death or disability after there has been delivered to you a written demand for performance which describes the specific material deficiencies in your performance and the specific manner in which your performance must be improved, all in accordance with the Cisco performance management plan, and which provides thirty (30) business days from the date of notice, or the amount of time specified in any applicable Cisco performance management plan, whichever is greater, to remedy such performance deficiencies; (ii) your engaging in an act of willful misconduct that has had or will have a material adverse effect on Cisco's reputation or business; (iii) your being convicted of, or a plea of no contest to, a felony; (iv) your committing an act of fraud against, or willful misappropriation of property belonging to, Cisco; or (v) your material breach of the Cisco Code of Business Conduct, Conflict of Interest Agreement or Proprietary Information and Inventions Agreement.

In the event that the relocation is cancelled, whether by Cisco or voluntarily by me, I agree to repay Cisco for any funds advanced or benefits paid on my behalf.  In cases where the relocation is cancelled by Cisco, I agree to provide receipts as proof of the relocation costs incurred in preparation for the move.

I further agree to re-affirm this authorization in writing in the event that my employment is terminated during the first 24 months of employment in the new location, either voluntarily or involuntarily for cause other than a restructuring.

I agree to pay the balance in full to Cisco within thirty (30) days of my termination date.

/s/ Chris Dedicoat	9/25/15
Signature	Date

You are encouraged to seek tax advice from your personal tax advisor at your own expense to determine the impact of any relocation payments upon your individual tax liability.  You are also encouraged to save all of your relocation expense receipts for tax purposes.

The IRS provides tax information, forms and publications at no charge to the public at http://www.irs.gov.

August 18, 2015

INTERNATIONAL TRANSFER TAX POLICY AGREEMENT

I acknowledge having read the Tax Gross-up section of the Tax Policy of Cisco and its addendums, and understand the personal impact of the Tax Policy. Any questions I have concerning the Tax Policy with Cisco have been fully explained to my satisfaction. I accept that all interpretations under this agreement shall be controlled by the Tax Policy of Cisco, which is included as part of this agreement. Cisco shall have the right and privilege at any time it deems necessary and proper to amend, add, or delete provisions to and from the Tax Policy without prior notice.

I understand and agree that all tax positions affecting income, deductions and credits outside the scope of the Tax Policy (i.e., amounts not covered by the Tax Policy) are the responsibility of the employee. Cisco is not liable for any taxes, penalties, or interest resulting from a successful challenge by any tax authority of any item not covered by the Tax Policy.

In addition, I understand the employee is fully responsible for all penalties and interest charges assessed by any tax authority due to the employee’s failure to (1) provide information to Cisco’s tax vendor, Ernst & Young, on a timely basis, (2) notify Ernst & Young of any significant personal income or investment transactions, or (3) cooperate with Cisco with respect to the tax gross-up process.

If I fail to furnish tax records in response to a request by Cisco pursuant to the Tax Policy, or cease employment with Cisco or any of its subsidiaries for any reason before the tax records needed to complete the year-end tax protection reconciliation under the Tax Policy are available, then Cisco shall have the right to calculate such amounts by making reasonable assumptions of probable taxes.

By signing, I accept all terms and conditions of this Tax Policy Agreement.

Acknowledgment and acceptance:

Chris Dedicoat
Employee Name	Employee ID Number

/s/ Chris Dedicoat	9/25/15
Signature	Date